As filed with the Securities and Exchange Commission on August 14, 2026

Registration No. 333-252401

Registration No. 333-265200

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-252401

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265200

UNDER THE SECURITIES ACT OF 1933

AFFINITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	45-2460660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3175 Highway 278

Covington, Georgia 30014

(Address of Principal Executive Offices)

Affinity Bancshares, Inc. 2018 Equity Incentive Plan

Affinity Bancshares, Inc. 2022 Equity Incentive Plan

(Full title of the plan)

_______________

Lauren P. Batchelor

Chief Financial Officer

The Fidelity Bank

100 South Main Street

Fuquay-Varina, North Carolina 27526

(919) 557-4591

(Name, address and telephone number, including area code, of agent for service)

Copy to:

B. T. Atkinson, Esq.

Ward and Smith, P.A.

127 Racine Drive

Wilmington, North Carolina 28403

(910) 794-4845

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Affinity Bancshares, Inc., a Maryland corporation (the “Registrant”), that were registered on the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

1.
Registration Statement No. 333-252401, registering 455,092 shares of common stock, $0.01 par value per share (“Common Stock”), under the Affinity Bancshares, Inc. 2018 Equity Incentive Plan, as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 25, 2021; and

2.
Registration Statement No. 333-265200, registering 518,200 shares of Common Stock under the Affinity BancShares, Inc. 2022 Equity Incentive Plan, as previously filed with the SEC on May 25, 2022.

Pursuant to the Agreement and Plan of Merger, dated March 30, 2026, by and among the Registrant, Fidelity BancShares (N.C.), Inc. ("BancShares"), The Fidelity Bank, a direct, wholly-owned subsidiary of BancShares ("Fidelity"), and TFB Merger Subsidiary, Inc., a direct, wholly-owned subsidiary of Fidelity ("Merger Sub"), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the "First Step Merger"), and immediately thereafter the Registrant merged with and into Fidelity, with Fidelity as the surviving corporation (the "Second Step Merger," and together with the First Step Merger, the "Mergers.")

In connection with the consummation of the Mergers, the Registrant terminates the offerings under the Registration Statements and deregisters the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fuquay-Varina, State of North Carolina, on August 14, 2026.

THE FIDELITY BANK

As successor by merger to Affinity Bancshares, Inc.

By: /s/ Lauren P. Batchelor

Name: Lauren P. Batchelor

Title: Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.